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Item III(B)

                      SECURITIES AND EXCHANGE COMMISSION
                            450 Fifth Street, N.W.
                            Washington, D.C.  20549

                                    FORM 15

            Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.

                                                     Commission File No. 1-14243

                      Ragen MacKenzie Group Incorporated
            (Exact name of registrant as specified in its charter)

                               999 Third Avenue
                                  Suite 4300
                           Seattle, Washington 98104
                                 206-343-5000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, par value $0.01
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           (Title of each class of securities covered by this Form)

                                     None
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        [X]        Rule 12h-3(b)(1)(ii)       [ ]
      Rule 12g-4(a)(1)(ii)       [ ]        Rule 12h-3(b)(2)(i)        [ ]
      Rule 12g-4(a)(2)(i)        [ ]        Rule 12h-3(b)(2)(ii)       [ ]
      Rule 12g-4(a)(2)(ii)       [ ]        Rule 15d-6                 [ ]
      Rule 12h-3(b)(1)(i)        [X]

Approximate number of holders of record as of the certificate or notice date:  1

Wells Fargo & Company is the sole holder of record of the securities listed above as of the date hereof pursuant to the merger of Romero Acquisition Corp., a wholly owned subsidiary of Wells Fargo & Company, with and into Ragen MacKenzie Group Incorporated, which was consummated on March 16, 2000.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 16, 2000                By:  /s/  V. Lawrence Bensussen

                                         Name:  V. Lawrence Bensussen
                                         Title:  Senior Vice President, Chief
                                         Financial Officer and Secretary